Exhibit 10.1

Waiver of Application of Provisions Under Secured Convertible Debenture

This Waiver of Application of Provisions Under Secured Convertible Debenture is made by and between and IR Biosciences Holdings, Inc. (the “Company”) and YA Global Investments, L.P. (“YA Global”).  (YA Global and the Company are sometimes referred to as the “Parties”).  All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Securities Purchase Agreement dated January 3, 2008 between the Parties, the Secured Convertible Debentures dated January 3, 2008 issued by the Company to YA Global, the Secured Convertible Debentures dated June 12, 2008 and documents related to the transactions contemplated thereby.

Recitals

A.  The Company closed a financing transaction with YA Global on or about January 3, 2008 through which the Company issued to YA Global a Secured Convertible Debenture dated January 3, 2008 and subsequently a Secured Convertible Debenture dated June 12, 2008 (collectively, the “Debenture”).

B.  The Company desires to amend its Certificate of Incorporation, as amended, to (i) effect a one-for-ten reverse stock split of the Company’s shares of Common Stock (the “Reverse Stock Split”) and (ii) reduce the number of authorized shares of Common Stock from 450,000,000 to 100,000,000 (the “Amendment”).

C.  By virtue of the Reverse Stock Split, any stockholders who would otherwise be entitled to fractional shares of Common Stock will receive whole shares in lieu of such fractional shares (the “Fractional Shares”).

D.  Section 8 of the Debenture prohibits the Company from amending its Certificate of Incorporation or Bylaws or other charter documents so as to adversely affect any rights of YA Global.

E.  Section 5(a) of the Debenture provides, in part, that if the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock, with certain exceptions, at a price less than the Conversion Price then in effect for the Debenture, then the Conversion Price is reduced as set forth in Section 5(a).

F.  The Parties desire to waive (i) the application of Section 8 of the Debenture with regard to the Amendment and (ii) the application of Section 5(a) of the Debenture with regard to the Fractional Shares.

Agreement

NOW THEREFORE, in consideration of the mutual covenants and other valuable consideration, the receipt of which is hereby acknowledged, the Company and YA Global agree as follows:

1.  YA Global hereby forever waives and releases application of the provisions of Section 8 of the Debenture solely with respect to the Amendment.

2.  YA Global agrees and consents to the Company taking all required action to make the Amendment effective including but not limited to the execution of the Amendment by the Company’s officers and the filing of the Amendment with the Delaware Secretary of State.

3.  YA Global hereby forever waives and releases application of Section 5(a) solely with respect to the Fractional Shares.

4.  YA Global agrees and consents to the issuance by the Company of whole shares of Common Stock to stockholders who are entitled to Fractional Shares following the Reverse Stock Split.

5. The Company agrees to reduce the Conversion Price of the Debenture from $0.20 to $0.17 (prior to the effectiveness of the Reverse Stock Split) and execute the Debenture amendments attached hereto as Exhibit A documenting the foregoing.

6.  The Company agrees to increase the Share Reserve to one hundred million shares (100,000,000) prior to the effectiveness of the Reverse Stock Split.

7.  All other provisions of the Debenture remain in full force and effect as written.

IN WITNESS WHEREOF, this Waiver of Application of Provisions Under Secured Convertible Debenture is agreed to and accepted by the Parties this 23rd day of July, 2008:

Company

IR BioSciences Holdings, Inc.

By:        /s/ Michael K. Wilhelm
Name:   Michael K. Wilhelm
Title:     President and Chief Executive Officer

YA Global

YA Global Investments, L.P.
By:       Yorkville Advisors, LLC
Its:        Investment Advisor

By:      /s/ Gerald Eicke

Name: Gerald Eicke

Title:   Managing Member

Exhibit A

Debenture Amendment

AMENDMENT NO. 1

to

SECURED CONVERTIBLE DEBENTURES

THIS AMENDMENT SHOULD BE ATTACHED TO THE

ORIGINAL SECURED CONVERTIBLE DEBENTURE CERTIFICATES

This Amendment No. 1 to the Secured Convertible Debenture (this "Amendment") dated July 18, 2008 is issued in connection with those Secured Convertible Debenture (No. IRBO-1-1 and IRBO-1-2) (collectively, the "Debenture") originally issued on January 3, 2008 and June 12, 2008 respectively, by IR Biosciences Holdings, Inc. (the "Company") to YA Global Investments, L.P. (the "Holder").  Capitalized terms used but not defined herein have the meaning given thereto in the Debenture.

THIS CERTIFIES THAT, the following amendments are hereby made to the Debenture:

•	The term "Conversion Price" set forth in Section 4(a)(ii) shall be deleted and replaced with the following:

"Conversion Price" means, as of any Conversion Date (as defined below) before the occurrence of any Triggering Event, $0.17, subject to adjustment as provided herein (the "Fixed Conversion Price"), and as of any Conversion Date following the occurrence of any Triggering Event, the lower of (a) the Fixed Conversion Price or (b) eighty percent (80%) of the lowest daily Volume Weighted Average Price during the five (5) Trading Days immediately preceding the Conversion Date (the "Market Conversion Price").

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer.

IR BIOSCIENCES HOLDINGS , INC.

By:        /s/ Michael K. Wilhelm
Name:   Michael K. Wilhelm
Title:     President and Chief Executive Officer